Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-292427 and 333-294419) and Form S-8 (No. 333-283696) of Innventure, Inc. (the Company) of our report dated April 14, 2025, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.
Raleigh, North Carolina
March 30, 2026